OFFER BY
Advent/Claymore Enhanced Growth & Income Fund

TO PURCHASE FOR CASH UP TO
32.5% OF ITS ISSUED AND OUTSTANDING
COMMON SHARES OF BENEFICIAL INTEREST
FOR 98% OF NET ASSET VALUE

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., EASTERN TIME, ON JULY 11, 2017, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES
BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE
OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

June 12, 2017

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated June 12, 2017 (the “Offer to Purchase”), of Advent/Claymore Enhanced Growth & Income Fund, a diversified, closed-end management investment company organized as a statutory trust under the laws of the state of Delaware (the “Fund”), and a related Letter of Transmittal, dated June 12, 2017 (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”), pursuant to which the Fund is offering to purchase up to 4,420,984 (approximately 32.5%) of its issued and outstanding common shares of beneficial interest, par value $0.001 per share (the “Common Shares”). As of June 9, 2017, 13,603,025 Common Shares were outstanding. The offer is to purchase Common Shares in exchange for cash at a price equal to 98% of the net asset value per Common Share determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”), the principal market in which the Common Shares are traded, on the business day immediately following the day the offer expires (the “Pricing Date”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. The Offer will expire at 5:00 p.m., Eastern time, on July 11, 2017, unless extended (the “Expiration Date”).

A tender of such Common Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

1.     The purchase price to be paid for the Common Shares is an amount PER Common Share, net to the seller in cash, equal to 98% of the net asset value (“NAV”) in U.S. dollars per Common Share as determined as of the close of the regular trading session of the NYSE on the Pricing Date. The Fund’s net asset value and the market price of the Fund’s Common Share, can be obtained from Georgeson Inc., the Fund’s Information Agent, by calling toll free at (888) 206-0860.

2.     The Offer is not conditioned upon any minimum number of Common Shares being tendered.

3.     Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Common Shares validly tendered (and not withdrawn) on or prior to the Expiration Date, provided that the total number of Common Shares tendered does not exceed 4,420,984 Common Shares. In the event that more than 4,420,984 Common Shares are tendered, the Fund will purchase 4,420,984 Common Shares on a pro rata basis.

4.     Tendering shareholders will not be obligated to pay stock transfer taxes on the purchase of Common Shares by the Fund pursuant to the Offer, except in the instances described in Section 6, “Payment for Common Shares,” of the Offer to Purchase.

5.     Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

Neither the fund nor its Board of Trustees is making any recommendation to any shareholder whether to tender or refrain from tendering Common Shares in the offer. Each shareholder is urged to read and evaluate the offer and accompanying materials carefully.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer, dated June 12, 2017, relating to Advent/Claymore Enhanced Growth & Income Fund (the “Fund”), to purchase up to 4,420,984 shares of its issued and outstanding common shares of beneficial interest, par value $0.001 per share (the “Common Shares”).

This will instruct you to tender to the Fund the number of Common Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer that you have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

Common Shares

(Enter number of Common Shares to be tendered)

SIGN HERE

Account Number:

Signature:

Dated:

Name(s) and Address(es) (Please print.)

Area Code and Telephone Number

Taxpayer Identification Number or Social Security Number.

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